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Exhibit 10.33

AMENDED AND RESTATED
OPERATING AGREEMENT

OF

VALVINO LAMORE, LLC
a Nevada limited-liability company

        THE SECURITIES REPRESENTED BY THIS DOCUMENT HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, 15 U.S.C. 15b ET SEQ., AS AMENDED (THE "FEDERAL ACT"), OR REGISTERED WITH OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE (THE "STATE ACTS"), IN RELIANCE UPON ONE OR MORE EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE FEDERAL ACT AND THE STATE ACTS. NO SALE OR OTHER TRANSFER OF THESE SECURITIES OR ANY INTEREST THEREIN TO, OR RECEIPT OF ANY CONSIDERATION THEREFOR, MAY BE MADE IF THE PROPOSED SALE OR OTHER TRANSFER OF THESE SECURITIES AFFECTS THE AVAILABILITY TO THE COMPANY OF SUCH EXEMPTIONS FROM REGISTRATION AND QUALIFICATION, AND ANY SUCH PROPOSED SALE OR OTHER TRANSFER MUST BE IN COMPLIANCE WITH ALL APPLICABLE FEDERAL AND STATE SECURITIES LAWS. THEREFORE, MEMBERS MAY NOT BE ABLE TO LIQUIDATE THEIR INVESTMENTS AND THESE SECURITIES MAY NOT BE READILY ACCEPTED AS COLLATERAL FOR A LOAN.

AMENDED AND RESTATED
OPERATING AGREEMENT
OF
VALVINO LAMORE, LLC
a Nevada limited liability company

        This Amended and Restated Operating Agreement (the "Agreement") is made and entered into at Las Vegas, Nevada, as of the 3rd day of October, 2000, by and between each of the Members listed on Schedule I hereto and who are signatories hereof (the "Members") of Valvino Lamore, LLC, a Nevada limited liability company (the "Company"). In consideration of the mutual covenants herein contained and for other good and valuable consideration, the Members, with reference to the recitals set forth below, agree as follows:

R E C I T A L S

        A.    On April 21, 2000, the Company was organized pursuant to the provisions of the Act (as defined below);

        B.    Prior to the date hereof, Wynn has made certain contributions to the capital of the Company in exchange for a 100% Interest in the Company and has been admitted as a Member of the Company;

        C.    Wynn and the Company entered into an Operating Agreement, dated June 1, 2000, as amended on June 5, 2000, setting forth their agreement as to the relationship between the Company and its sole Member at the time;

        D.    Aruze USA, Inc. now desires to make the Capital Contribution set forth opposite its name on Schedule I in exchange for an Interest in the Company (as herein described) and to be admitted as a Member of the Company; and

        E.    The Members desire by this Agreement to set forth their agreement as to the relationship between the Company and the Members, and among the Members themselves, and as to the conduct of the business and the internal affairs of the Company.

        THEREFORE, in consideration of the mutual covenants, agreements and promises made herein, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

        Act.    "Act" shall mean Chapter 86 of the NRS.

        Adjusted Capital Account Deficit.    "Adjusted Capital Account Deficit" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

          (a)  Credit to such Capital Account any amounts that such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5);

          (b)  Credit to such Capital Account the amount of the deductions and losses referable to any outstanding recourse liabilities of the Company owed to or guaranteed by such Member (or a related person within the meaning of Regulations Section 1.752-4(b)) to the extent that no other Member bears any economic risk of loss and the amount of the deductions and losses referable to such Member's share (determined in accordance with the Member's Percentage Interest) of outstanding recourse liabilities owed by the Company to non-Members to the extent that no Member bears any economic risk of loss; and

          (c)  Debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

        The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

        Affiliate.    "Affiliate" means with respect to a specified Person, any other Person who or which is (a) directly or indirectly controlling, controlled by or under common control with the specified Person, or (b) any member, stockholder, director, officer, manager, or comparable principal of, or relative or spouse of, the specified Person. For purposes of this definition, "control", "controlling", "controlled" mean the right to exercise, directly or indirectly, more than fifty percent of the voting power of the stockholders, members or owners and, with respect to any individual, partnership, trust or other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

        Agreement.    "Agreement" means this Amended and Restated Operating Agreement, as amended from time to time.

        Aircraft.    "Aircraft" means that certain Gulfstream III owned by Kevyn, LLC with FAA registration number N711SW and serial number 311.

        Articles.    "Articles" means the Articles of Organization of the Company as filed with the Secretary of State of Nevada, as amended from time to time.

        Aruze.    "Aruze" means Aruze USA, Inc., a Nevada corporation, and a wholly owned subsidiary of Aruze Parent.

        Aruze Parent.    "Aruze Parent" means Aruze Corp., a Japanese public corporation, of which Kazuo Okada is President and, together with his family members, an 80% shareholder.

        Bankruptcy.    "Bankruptcy" means, and a Member shall be referred to as a "Bankrupt Member" upon, (a) the entry of a decree or order for relief against the Member by a court of competent jurisdiction in any voluntary or involuntary case brought against the Member under any bankruptcy, insolvency or similar law (collectively, "Debtor Relief Laws") generally affecting the right of creditors and relief of debtors now or hereafter in effect; (b) the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar agent under applicable Debtor Relief Laws for the Member or for any substantial part of the Member's assets or property; (c) the ordering of the winding up or liquidation of the Member's affairs; (d) the filing of a voluntary petition in bankruptcy by a Member, or the filing of an involuntary petition against the Member which petition is not dismissed within a period of 180 days; (e) the consent by the Member to the entry of an order for relief in a voluntary or involuntary case under any Debtor Relief Laws or to the appointment of, or the taking of any possession by, a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar agent under any applicable Debtor Relief Laws for the Member or for any substantial part of the Member's assets or property; or (f) the making by the Member of any general assignment for the benefit of such Member's creditors.

        Board Chairman.    "Board Chairman" shall have the meaning assigned to that term in Section 8.7(e).

        Board of Representatives, Board.    "Board of Representatives" or "Board" shall mean the board of the Company (with the authority specifically described in this Agreement and subject to the powers of the Managing Member), as chosen by the Members pursuant to this Agreement.

        Capital Account.    "Capital Account" means, with respect to any Member, the capital account maintained for such Member in accordance with this Agreement.

        Capital Contribution.    "Capital Contribution" means the total amount of cash and the agreed fair market value (net of liabilities) of any property contributed at any time to the capital of the Company by a Member.

        Cause.    "Cause" shall mean deliberate malfeasance or fraud.

        Code.    "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding United States federal tax statute enacted after the date of this Agreement. A reference to a specific section of the Code refers not only to such specific section but also to any corresponding provision of any United States federal tax statute enacted after the date of this Agreement, as such specific section or corresponding provision is in effect on the date of application of the provisions of this Agreement containing such reference.

        Common Shares.    "Common Shares" means Shares with the right to one (1) vote per share and with the other rights and obligations as set forth in this Agreement.

        Company Minimum Gain.    "Company Minimum Gain" has the meaning ascribed to the term "Partnership Minimum Gain" in Regulations Section 1.704-2(d).

        Company.    "Company" means Valvino Lamore, LLC, a Nevada limited liability company.

        Covered Person.    "Covered Person" means (a) a Member or Managing Member, (b) any officer or employee of the Company, (c) any other Person designated by the Managing Member as a Covered Person, or (d) any Person who was, at the time of the act or omission in question, a Person described in any of the preceding clauses (a) through (c).

        Depreciation.    "Depreciation" means, for each Fiscal Year, an amount equal to the federal income tax depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.

        Exchange Act.    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        Fiscal Year.    "Fiscal Year" means the Company's fiscal year, which shall be the calendar year, or any portion of such period for which the Company is required to allocate Profits, Losses, or other items of Company income, gain, loss, or deduction pursuant hereto.

        Gaming Authority.    "Gaming Authority" means those federal, state and local governmental, regulatory and administrative authorities, agencies, boards and official responsible for or involved in the regulation of gaming or gaming activities in any jurisdiction and, within the State of Nevada, specifically, the Nevada Gaming Commission, the Nevada State Gaming Control Board, and the Clark County Liquor and Gaming Licensing Board.

        Gaming Laws.    "Gaming Laws" means those laws pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming within any jurisdiction and, within the State of Nevada, specifically, the Nevada Gaming Control Act, as codified in NRS Chapter 463, as amended from time to time, and the regulations of the Nevada Gaming Commission promulgated thereunder, as amended from time to time, and the Clark County Code, as amended from time to time.

        Gaming Licenses.    "Gaming Licenses" shall mean all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises and entitlements issued by any Gaming Authority necessary for or relating to the conduct of activities under the Gaming Laws.

        Gaming Problem.    "Gaming Problem" means any circumstances such that any Member, manager, officer or employee of the Company or any Member, or any Affiliate of any such Person, is deemed likely, in the sole and absolute discretion of the Managing Member (or with respect to the Managing Member, the reasonable determination of the Board), based on verifiable information or information received from any Gaming Authority or otherwise, to preclude or materially delay, impede or impair the ability of the Company or any subsidiary of the Company to obtain or retain any Gaming Licenses, or such as may result in the imposition of materially burdensome terms and conditions on any such Gaming License.

        Gross Asset Value.    "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

          (a)  The initial Gross Asset Value of any asset contributed by a Member (or a former member) to the Company shall be the gross fair market value of such asset, as determined by the contributing Person and the Managing Member;

          (b)  The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Managing Member, as of the following times: (a) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Company to a Member of more than a de minimis amount of Property as consideration for an interest in the Company; and (c) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (a) and (b) above shall be made only if the Managing Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company.

          (c)  The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the distributee and the Managing Member; and

          (d)  The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted federal income tax basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-1(b)(2)(iv)(m) and subparagraph (f) of the definition of Profits and Losses; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that the Managing Member determines that an adjustment pursuant to subparagraph (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

          If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (a), subparagraph (b), or subparagraph (d) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

        Independent Qualified Appraiser.    "Independent Qualified Appraiser" means an independent outside qualified appraiser appointed by the Managing Member to determine the fair market value of certain Shares or an Interest in the Company, or the Company itself, in all cases considering the Company as a going concern. Any determination by an Independent Qualified Appraiser regarding the fair market value of the Company or an Interest shall be binding upon all parties.

        Interest.    "Interest" means the entire ownership interest of a Member in the Company at any time, including the right of such Member to any and all benefits to which a Member may be entitled as provided under the Act and this Agreement and including the Percentage Interest and the ownership interest in respect of Shares of such Member.

        Majority.    "Majority" means the Member or Members owning an aggregate of greater than fifty percent (50%) of all Voting Interests.

        Managing Member.    "Managing Member" means the Member who shall act as the manager (as defined in the Act) of the Company, with the rights and powers as described in this Agreement. The Managing Member shall be Wynn, or the Person thereafter appointed pursuant to this Agreement, to manage the Company.

        Member.    "Member" means each Person who executes a counterpart of this Agreement as a member of the Company, or who is later admitted to the Company as a member (as a new member, or a transferee of a member, successor or assign) in accordance with the Act and this Agreement (so long as such Person holds an Interest in the Company).

        Member Nonrecourse Debt.    "Member Nonrecourse Debt" has the meaning ascribed to the term "Partner Nonrecourse Debt" in Regulations Section 1.704-2(b)(4).

        Member Nonrecourse Debt Minimum Gain.    "Member Nonrecourse Debt Minimum Gain" means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

        Member Nonrecourse Deductions.    "Member Nonrecourse Deductions" means items of Company loss, deduction, or Code Section 705(a)(2)(B) expenditures that are attributable to Member Nonrecourse Debt or to other liabilities of the Company owed to or guaranteed by a Member (or a related person within the meaning of Regulations Section 1.752-4(b)) to the extent that no other Member bears the economic risk of loss.

        Nonrecourse Deductions.    "Nonrecourse Deductions" has the meaning set forth in Regulations Section 1.704-2(b)(1).

        Nonrecourse Liability.    "Nonrecourse Liability" has the meaning set forth in Regulations Section 1.704-2(b)(3).

        NRS.    "NRS" means the Nevada Revised Statutes, as amended from time to time.

        Okada.    "Okada" means Kazuo Okada.

        Percentage Interest.    "Percentage Interest" means, with respect to a specified Member, the percentage computed by dividing the number of Common Shares held by such Member by the Total Common Shares. Any adjustment to the Percentage Interest of a Member shall be reflected in an amendment to Schedule I.

        Permitted Transferee.    "Permitted Transferee" means, (i) Okada; (ii) an immediate family member of Okada or Wynn; (iii) a revocable, inter vivos trust of which Okada or Wynn or a family member of Okada or Wynn is trustee or Okada or Wynn or a family member of Okada or Wynn is a beneficiary; (iv) another Member or an entity wholly-owned by such Member; or (v) the Managing Member.

        Person.    "Person" means a natural person, any form of business or social organization and any other non-governmental legal entity including, but not limited to, a corporation, partnership, association, trust, unincorporated organization, estate or limited-liability company.

        Profits and Losses.    "Profits" and "Losses" mean, for each Fiscal Year, an amount equal to the Company's taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

          (a)  Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

          (b)  Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

          (c)  In the event the Gross Asset Value of any Company asset is adjusted as a result of the application of Regulations Section 1.704-1(b)(2)(iv)(e) or Regulations Section 1.704-1(b)(2)(iv)(f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

          (d)  Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

          (e)  In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation in accordance with the definition of Depreciation provided herein;

          (f)    To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

          (g)  Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 4.3 or 4.4 hereof shall not be taken into account in computing Profits or Losses (the amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to any provision of this Agreement shall be determined by applying rules analogous to those set forth in subparagraph (a) through subparagraph (f) of this definition).

        The foregoing definition of Profits and Losses is intended to comply with the provisions of Regulations Section 1.704-1(b) and shall be interpreted consistently therewith. In the event the Managing Member determines that it is prudent to modify the manner in which Profits and Losses are computed in order to comply with such Regulations, the Managing Member may make such modification.

        Prohibited Transferee.    "Prohibited Transferee" means (a) any owner, operator, or manager of, or Person primarily engaged in the business of owning or operating, a hotel, casino, or an internet gaming site, (b) any "non-profit" or "not-for-profit" corporation, association, trust, fund, foundation or other similar entity organized and operated exclusively for charitable purposes that qualifies as a tax-exempt entity under federal and state tax law or corresponding foreign law, (c) any federal, state, local or foreign governmental agency, instrumentality or similar entity, (d) any Person that has been convicted of a felony, (e) any Person regularly engaged in or affiliated with the production or distribution of alcoholic beverages, or (f) any Unsuitable Person.

        Project.    "Project" means the mixed-use development, including hotels and casinos and related businesses, to be developed on the Real Property by Wynn Resorts and including the Internet gaming business to be owned and operated by Worldwide Wynn.

        Property.    "Property" means all real and personal property acquired by the Company and any improvements thereto, including without limitation, the Real Property, and shall include both tangible and intangible property.

        Real Property.    "Real Property" means that certain real property located in Clark County, Nevada, listed by APN on Schedule II hereto, and commonly described as the approximately 211 acre site of the former Desert Inn Resort and Casino, bounded by Las Vegas Boulevard South to the west, Paradise Road to the east, Sands Avenue to the South and Desert Inn Road to the north.

        Records Office.    "Records Office" means an office of the Company in Nevada, which may but need not be a place of its business, at which it shall keep all records identified in NRS Section 86.241, except that none of the lists required to be maintained pursuant to NRS Section 86.241 need be maintained in alphabetical order, nor shall the Company be required to maintain at its Records Office copies of powers of attorney except those relating to the execution of the Articles and this Agreement.

        Regulations.    "Regulations" means the regulations currently in force from time to time as final or temporary that have been issued by the U.S. Department of the Treasury pursuant to its authority under the Code. If a word or phrase is defined in this Agreement by cross-referencing the Regulations, then to the extent the context of this Agreement and the Regulations require, the term "Member" shall be substituted in the Regulations for the term "partner", the term "Company" shall be substituted in the Regulations for the term "partnership", and other similar conforming changes shall be deemed to have been made for purposes of applying the Regulations.

        Reorganization.    "Reorganization" shall mean the merger or conversion of the Company, or a sale or other disposition of all or substantially all of the assets of the Company, or sale or other disposition of authorized but unissued Shares or Interests, or other transaction pursuant to which, in each case, a Person or Persons acquire all or substantially all of the assets or Shares of or Interests in the Company in a single or series of related transactions, including, without limitation, a merger or conversion of the Company into a corporation or other entity, whether or not such corporation or other entity; provided, however, that a Reorganization shall not include any acts of the Managing Member under Section 8.2, including, but not limited to Section 8.2(l).

        Secretary of State.    "Secretary of State" means the office of the Nevada Secretary of State.

        Securities Act.    "Securities Act" means the Securities Act of 1933, or any similar federal statute, and the rules and regulations of the Securities and Exchange Commission thereunder, all as shall be in effect at the time.

        Shares.    "Shares" means a share of an Interest in the Company held by a Member as reflected on Schedule I hereto. Any adjustment to the number of Shares owned by a Member shall be reflected in an amendment to Schedule I.

        Total Common Shares.    "Total Common Shares" means the total number of all issued and outstanding Common Shares.

        Transfer.    "Transfer" means any transfer, sale, conveyance, distribution, hypothecation, pledge, encumbrance, assignment, exchange or other disposition, either voluntary or involuntary, or by reason of death, or change in ownership by reason of merger or other transformation in the identity or form of business organization of the owner, regardless of whether such change or transformation is characterized by state law as not changing the identity of the owner.

        Unsuitable Person shall mean any Person (i) who is denied a Gaming License by any Gaming Authority, (ii) who is disqualified from eligibility for a Gaming License, (iii) who is determined to be unsuitable to own or control an Interest or to be connected or affiliated with a Person engaged in gaming activities in any jurisdiction by a Gaming Authority, (iv) who has withdrawn an application to be found suitable by any Gaming Authority, or (v) whose continued involvement in the business of the Company as a Member, manager, officer, employee or otherwise has caused or may cause a Gaming Problem.

        Voting Interest.    "Voting Interest" means, with respect to a specified Member, that percentage determined by dividing (i) the total number of votes of the Common Shares held by such Member, by (ii) the total number of votes of all of the issued and outstanding Common Shares.

        Wynn.    "Wynn" means Stephen A. Wynn.

        Wynn Resorts.    "Wynn Resorts" means Wynn Resorts, LLC, a Nevada limited liability company, which will be a wholly-owned subsidiary of the Company.

        Worldwide Wynn.    "Worldwide Wynn" means Worldwide Wynn, LLC, a Nevada limited liability company, which will be a wholly-owned subsidiary of the Company.

ARTICLE II.

INTRODUCTORY MATTERS

        2.1.    Formation.    Pursuant to the Act, the Company has been formed as a Nevada limited liability company under the laws of the State of Nevada. To the extent that the rights or obligations of any Member or the Managing Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

        2.2.    Name.    The name of the Company shall be "Valvino Lamore, LLC." The business and affairs of the Company may be conducted under that name or any other name that the Managing Member deems appropriate or advisable.

        2.3.    Records Office.    The Company shall continuously maintain in the state of Nevada a Records Office. As of the date hereof, the Records Office shall be 3145 Las Vegas Boulevard South, Las Vegas, Nevada 89109. The Records Office may be changed to another location within the State of Nevada as the Managing Member may from time to time determine.

        2.4.    Other Offices.    The Company may establish and maintain other offices at any time and at any place or places as the Managing Member may designate or as the business of the Company may require.

        2.5.    Resident Agent and Registered Office.    The resident agent of the Company for service of process shall be as set forth in the Articles or as changed by the Managing Member from time to time. Company shall have as its registered office in the state of Nevada the street address of its resident agent.

        2.6.    Purpose.    The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing, including, without limitation, owning, developing, constructing, financing and operating the Project and related businesses.

        2.7.    Powers of the Company.    The Company shall have the power and authority to take any and all actions necessary, appropriate, advisable, convenient or incidental to or for the furtherance of the purpose set forth in Section 2.6, including, but not limited to, the power and authority to:

          (a)  Sue and be sued, complain and defend, in its name;

          (b)  Purchase, take, receive, lease or otherwise acquire own, hold, improve, use and otherwise deal in and with real or personal property, or an interest in it, wherever situated;

          (c)  Sell, convey, mortgage, pledge, lease, exchange, transfer and otherwise dispose of all or any part of its property and assets;

          (d)  Lend money to and otherwise assist its Members;

          (e)  Purchase, take, receive, subscribe for and otherwise acquire, own, hold, use, employ, sell, mortgage, lend, pledge or otherwise dispose of, and otherwise use and deal in and with shares, members' interests or other interests in or obligations of domestic or foreign limited-liability companies, domestic or foreign corporations, joint ventures or similar associations, general or limited partnerships or natural persons, or direct or indirect obligations of the United States or of any government, state, territory, governmental district or municipality or of any instrumentality of it;

          (f)    Make contracts (including without limitation, contracts with any Member, manager or Affiliate that are necessary to, in connection with, convenient to, or incidental to the accomplishment of the purpose of the Company) and guarantees and incur liabilities, borrow money at such rates of interest as the Company may determine, issue its notes, bonds and other obligations and secure any of its obligations by mortgage or pledge of all or any part of its property, franchises, and income;

          (g)  Lend, invest and reinvest its money and take and hold real property and personal property for the payment of money so loaned or invested;

          (h)  Conduct its business, carry on its operations and have and exercise the powers granted by the Act in any state, territory, district or possession of the United States or in any foreign country;

          (i)    Appoint managers and agents, define their duties and fix their compensation;

          (j)    Cease its activities and surrender its articles of organization;

          (k)  Exercise all powers necessary or convenient to effect any of the purposes for which the Company is organized; and

          (l)    Hold a Gaming License.

        2.8.    No State Law Partnership.    The Members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member, for any purposes other than federal, state and local tax purposes (as provided in Section 9.9), and this Agreement shall not be construed to suggest otherwise.

ARTICLE III.

INTERESTS AND CAPITAL ACCOUNTS

        3.1.    Member's Interest.    The Interest held by each Member shall for all purposes be personal property. A Member shall not have an interest in specific Property, including any assets or property contributed to the Company by such Member as part of any Capital Contribution.

        3.2.    Authorized Shares.    There shall be authorized a total of 500,000 Shares, 200,000 of which are hereby designated Common Shares. The designations, voting powers, preferences, limitations, restrictions and rights of the remaining 300,000 Shares shall hereinafter be prescribed by the Board. Each of the Common Shares shall have identical rights in all respects except as specifically set forth in this Agreement. The holders of Common Shares shall have rights to an allocation of Profits and Losses and to any distributions as may be authorized under this Agreement.

        3.3.    Intentionally deleted.

        3.4.    Capital.    The Members agree that the aggregate net value of the Company (i.e., the aggregate gross value of the Company's assets minus the aggregate amount, or absolute value, of its liabilities) immediately prior to the date of this Agreement (i.e., immediately prior to any Capital Contribution by Aruze pursuant to this Section 3.4 and any distribution to Wynn pursuant to Section 5.2) was three hundred sixty-two million three hundred forty thousand six hundred twenty-five dollars ($362,340,625). As of the date of this Agreement, Aruze is contributing to the capital of the Company cash in the amount of two hundred sixty million dollars ($260,000,000). The Capital Accounts of the Members immediately following such Capital Contribution by Aruze and the distribution to Wynn pursuant to Section 5.2 shall be as set forth on Schedule I attached hereto.

        3.5.    Capital Accounts.    The Company shall establish an individual Capital Account for each Member. The Company shall determine and maintain each Capital Account in accordance with Regulations Section 1.704-1(b)(2)(iv) and, in pursuance thereof, the provisions of this Article III shall apply.

        3.6.    General Rules for Adjustment of Capital Accounts.

          (a)  To each Member's Capital Account there shall be credited such Member's Capital Contributions, such Member's allocated share of Profits and any items in the nature of income or gain that are specially allocated pursuant to Section 4.3 or 4.4 hereof, and the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member;

          (b)  To each Member's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any property distributed to such Member pursuant to any provision of this Agreement, such Member's allocated share of Losses and any items in the nature of expenses or losses that are specially allocated pursuant to Section 4.3 or 4.4 hereof, and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company;

          (c)  In the event all or a portion of a Interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest; and

          (d)  In determining the amount of any liability for purposes of subparagraphs (a) and (b) of this Section, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

        3.7.    Intent to Comply with Regulations.    The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations

Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Managing Member determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Regulations, the Managing Member may make such modification.

        3.8.    Rights With Respect to Capital; Interest.    No Member shall have the right to withdraw or receive any return of such Member's Capital Contribution, and no Capital Contribution must be returned in the form of property other than cash except as specifically provided herein. No interest shall be paid or credited to the Members on their Capital Accounts or upon any undistributed profits left on deposit with the Company.

ARTICLE IV.

ALLOCATIONS OF PROFITS AND LOSSES

        4.1.    Allocations of Profits.    After giving effect to the special allocations set forth in Sections 4.3 and 4.4 herein, Profits for any Fiscal Year shall be allocated to the Members in the following order of priority:

          (a)    Chargeback to the Extent of Losses.    First, Profits shall be allocated to each Member to the extent of and in the reverse order of the aggregate amount of Losses previously allocated to such Member pursuant to Section 4.2(b), with respect to which Profits have not been previously allocated pursuant to this subsection.

          (b)    Other Profits.    Second, except as provided in subparagraph (a) of this Section, Profits shall be allocated in accordance with the Members' Percentage Interests.

        4.2.    Allocations of Losses.    After giving effect to the special allocations set forth in Sections 4.3 and 4.4 herein, Losses for any Fiscal Year shall be allocated to the Members as follows:

          (a)    Chargeback to the Extent of Profits.    First, except as provided in subparagraph (c), Losses shall be allocated to each Member to the extent of the aggregate amount of Profits previously allocated to such Member pursuant to Section 4.1(b), with respect to which Losses have not been previously allocated pursuant to this subsection.

          (b)    Other Losses.    Second, except as provided in Sections 4.2(a) and 4.2(c), Losses shall be allocated in accordance with the Members' Percentage Interests.

          (c)    Adjusted Capital Account Deficit.    An allocation of Losses under Section 4.2(a) or Section 4.2(b) hereof shall not be made to the extent it would create or increase an Adjusted Capital Account Deficit for a Member or Members at the end of any Fiscal Year. Any Losses not allocated because of the preceding sentence shall be allocated to the other Member or Members in proportion to such Member's or Members' respective Percentage Interests; provided, however, that to the extent such allocation would create or increase an Adjusted Capital Account Deficit for another Member or Members at the end of any Fiscal Year, such allocation shall be made to the remaining Member or Members in proportion to the respective Percentage Interests of such Member or Members.

        4.3.    Special Allocations.    The following special allocations shall be made in the following order:

          (a)    Minimum Gain Chargeback.    Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding any other provision of this Article IV, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to the portion of such Member's share of the net decrease in Company Minimum Gain which share of such net decrease shall be determined in accordance with Regulations Section 1.704-2(g)(2). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.

  The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(f)(6) and 1.704-2(j)(2). This Section 4.3(a) is intended to comply with the minimum gain chargeback requirement contained in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

          (b)    Member Minimum Gain Chargeback.    Except as otherwise provided in Regulation Section 1.704-2(i)(4), notwithstanding any other provision of this Article IV, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt (which share shall be determined in accordance with Regulations Section 1.704-2(i)(5)) shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to that portion of such Member's share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(i)(4) and 1.704-2(j)(2). This Section 4.3(b) is intended to comply with the minimum gain chargeback requirement contained in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

          (c)    Qualified Income Offset.    In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6) or any other event creates an Adjusted Capital Account Deficit, items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 4.3(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article IV have been tentatively made as if this Section 4.3(c) were not in the Agreement.

          (d)    Nonrecourse Deductions Referable to Liabilities Owed to Non-Members.    Any Nonrecourse Deductions for any Fiscal Year and any other deductions or losses for any Fiscal Year referable to a liability owed by the Company to a Person other than a Member to the extent that no Member bears the economic risk of loss shall be specially allocated to the Members in accordance with their Percentage Interests.

          (e)    Member Nonrecourse Deductions.    Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt or other liability to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i) and Regulations Section 1.704-1(b).

          (f)    Section 754 Adjustments.    To the extent an adjustment to the adjusted federal income tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with Regulations Section 1.704-1(b)(2)(iv)(m).

        4.4.    Curative Allocations.    The allocations set forth in Sections 4.2(c) and 4.3 hereof (the "Regulatory Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 4.4. Therefore, notwithstanding any other provision of this Article IV (other than the Regulatory Allocations), the Managing Member shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, a Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to Sections 4.1(a), 4.1(b), 4.2(a), and 4.2(b). In exercising its discretion under this Section 4.4, the Managing Member shall take into account any future Regulatory Allocations under Sections 4.3(a) and 4.3(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 4.3(d) and 4.3(e).

        4.5.    Fees to Members or Affiliates.    Notwithstanding the provisions of Section 4.1 or 4.2, in the event that any fees, interest or other amounts paid to any Member or any Affiliate thereof pursuant to this Agreement or otherwise, and deducted by the Company in reliance on Code Sections 707(a) and/or 707(c), are disallowed as deductions to the Company on its federal income tax return and are treated as distributions, there shall be allocated to the Member to which or to whom (or to whose Affiliate) such fees, interest, or other amounts were paid, prior to the allocations pursuant to Section 4.1 or 4.2, an amount of gross income for the Fiscal Year equal to the amount of such fees, interest, or other amounts that are treated as distributions, and in connection therewith the Managing Member may make such other adjustments it determines to be appropriate to effectuate the allocation provisions hereof.

        4.6.    Other Allocation Rules.

          (a)    Allocation of Items Included in Profits and Losses.    Whenever a proportionate part of the Profits or Losses is allocated to a Member, every item of income, gain, loss, or deduction entering into the computation of such Profits or Losses shall be credited or charged, as the case may be, to such Member in the same proportion.

          (b)    Allocations in Respect of a Transferred Membership Interest.    If any Membership Interest is transferred, or is increased or decreased by reason of the admission of a new Member or otherwise, during any Fiscal Year of the Company, each item of income, gain, loss, deduction, or credit of the Company for such Fiscal Year shall be allocated among the Members, as determined by the Managing Member in accordance with any method permitted by Code Section 706(d) and the Regulations promulgated thereunder in order to take into account the Members' varying interests in the Company during such Fiscal Year.

        4.7.    Tax Allocations.

          (a)    Code Section 704(c).    The allocations specified in this Agreement shall govern the allocation of items to the Members for Code Section 704(b) book purposes, and the allocation of items to the Members for tax purposes shall be in accordance with such book allocations, except that solely for tax purposes and notwithstanding any other provision of this Article IV:

            (1)  In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members (including Members who succeed to the Membership Interest of any other Members or former members of the Company) so as to take account of any variation between the adjusted federal income tax basis of such property to the Company and its initial Gross Asset Value.

            (2)  In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (b) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted federal income tax basis of such asset and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

            (3)  The allocations described in (1) and (2) above shall be made using the "traditional method" described in Regulations Section 1.704-3(b).

          (b)    Tax Credits.    Tax credits, if any, shall be allocated among the Members in proportion to their Percentage Interests.

          (c)    Excess Nonrecourse Liabilities.    Solely for purposes of determining a Member's share of the "excess nonrecourse liabilities" of the Company within the meaning of Regulations Section 1.752-3(a)(3), the Members' interests in Company profits are in proportion to their Percentage Interests.

        4.8.    Obligations of Members to Report Consistently.    The Members are aware of the income tax consequences of the allocations specifically set forth in this Article IV and hereby agree to be bound by such allocations in reporting their shares of Company income and loss for income tax purposes.

        4.9.    Federal Income Tax.    It is the intent of the Company and its Members that the Company will be governed by the applicable provisions of Subchapter K of Chapter 1 of the Code.

ARTICLE V.

DISTRIBUTIONS

        5.1.    Distributions by the Company to Members.

          (a)    In General.    Prior to the occurrence of any event specified in Section 10.1, and subject to applicable law and any limitations contained elsewhere in this Agreement, the Managing Member may, from time to time, make distributions in cash from the Company to the Members in the following order and priority:

            (1)  First, to Members pro rata in accordance with the respective amounts of their initial Capital Accounts as shown on Schedule I, without adjustment for subsequent allocations of Profits or Losses or otherwise, until each Member has received an aggregate amount of distributions pursuant to this Subsection 5.1(a)(1) equal to the amount of such initial Capital Account; and

            (2)  Second, to Members pro rata in accordance with their respective Percentage Interests.

          (b)    Tax Distributions.    Notwithstanding Section 5.1(a), prior to the occurrence of any event specified in Section 10.1, and subject to applicable law and any limitations contained elsewhere in this Agreement, if the cumulative net taxable income of the Company from the date of this Agreement through the end of any taxable year exceeds the cumulative net tax losses of the Company for the same period (all as determined for federal income tax purposes), then the Managing Member shall, with respect to such taxable year, use reasonable efforts to cause the Company to distribute to each Member cash in an amount equal to such Member's Tax Amount for such taxable year no later than ninety (90) days, or otherwise as soon as practicable, after the end of such taxable year. Distributions in respect of the Members' Tax Amounts shall be made to the Members pro rata in proportion to their respective Tax Amounts. "Tax Amount" means, with respect to each Member for each taxable year, an amount equal to the product of (i) the highest marginal federal individual income tax rate for such taxable year on ordinary income (such rate is 39.6% as of the date of this Agreement), as such rate may be adjusted by the Managing Member in its discretion to take into account any preferential rate applicable on capital gains, and (ii) the net taxable income (as determined for federal income tax purposes), if any, of such Member attributable to its allocations from the Company for such taxable year.

          (c)    Advances or Drawings.    Distributions of money and property may be treated as advances or drawings of money or property against a Member's distributive share of income and as current distributions made on the last day of the Company's taxable year with respect to such Member.

          (d)    Distributees; Liability for Distributions.    All distributions made pursuant to this Section 5.1 shall be made only to the Persons who, according to the books and records of the Company, hold the Membership Interests in respect of which such distributions are made on the actual date of distribution. Neither the Company nor any Managing Member or officer shall incur any liability for making distributions in accordance with this Section 5.1.

        5.2.    Reimbursement of Preformation Expenditures.    As soon as practicable after the date of this Agreement, and notwithstanding anything to the contrary expressed or implied herein, the Managing Member shall distribute from the Company to Wynn cash in the amount of seventy million dollars ($70 million) to reimburse Wynn for certain preformation capital expenditures pursuant to Regulations Section 1.707-4(d).

        5.3.    Form of Distributions.    A Member, regardless of the nature of the Member's Capital Contributions, has no right to demand and receive any distribution from the Company in any form other than money. No Member may be compelled to accept from the Company a distribution of any asset in kind in lieu of a proportionate distribution of money being made to other Members.

        5.4.    Return of Distributions.    Except for distributions made in violation of the Act or this Agreement, or as otherwise required by law, no Member shall be obligated to return any distribution to the Company or pay the amount of any distribution for the account of the Company or to any creditor of the Company.

        5.5.    Limitation on Distributions.    Notwithstanding any provision to the contrary in this Agreement, the Company shall not be required to make a distribution to any Member on account of such Member's interest in the Company if such distribution would violate the Act or other applicable law or would cause a breach or default under any agreement or instrument to which the Company is a party or by which it or the Property is bound.

        5.6.    Withholding.    Any tax required to be withheld with respect to any Member under Section 1446 or other provisions of the Code, or under the law of any state or other jurisdiction, shall be treated for all purposes of this Agreement as determined by the Managing Member either (i) as a distribution of cash to be charged against current or future distributions to which such Member would otherwise have been entitled, or (ii) as a demand loan to such Member bearing interest at a rate per annum equal to the rate of interest then announced by Bank of America NT SA as its prime commercial lending rate plus 200 basis points.

ARTICLE VI.

MEMBERS

        6.1.    Limitation of Liability.    No Members shall be individually liable under a judgment, decree or order of a court, or in any other manner, for a debt, obligation or liability of the Company or any other Member, except as provided by law or in an agreement signed by the Member to be charged. No Member shall be required to loan any funds to the Company, nor shall any Member be required to make any contribution to the Company, nor shall any Member be subject to any liability to the Company, the other Members, or any third party, as a result of a Member's negative Capital Account balance. However, nothing in this Agreement shall prevent a Member from making secured or unsecured loans to the Company by agreement with the Company.

        6.2.    Compensation of Members.    The Company shall have authority to pay to any Member a reasonable salary for said Member's services to the Company. It is understood that the salary paid to any Member under the provisions of this Section shall be determined without regard to the income of the Company and shall be considered as an operating expense of the Company and shall be deducted as an expense item in determining Profits and Losses.

        6.3.    Action by the Members.    Unless otherwise required by this Agreement, actions and consents of the Members may be communicated or reflected orally, electronically or in writing, and no action need be taken at a formal meeting. All actions of the Members shall be taken by the Members in proportion to their Voting Interests at the time of the action taken. Except as otherwise specifically provided herein, the Members may approve a matter or take any action by the vote of the Members at a meeting at which a quorum is present, in person or by proxy, or without a meeting by written consent as provided in Section 6.10 below. The vote or written consent of a Majority shall be required to approve any matter or to take any action at any meeting of Members at which a quorum is present, unless a greater or lesser vote is provided for by this Agreement or required by the Act. Except as provided in this Section 6.3, Members shall not have the authority to bind the Company by virtue of their status or in their capacity as Members.

        6.4.    Members Approval.    The following actions shall require the approval of a Majority:

          (a)  any voluntary dissolution or liquidation of the Company;

          (b)  the sale of all or substantially all of the Property;

          (c)  the Reorganization of the Company;

          (d)  the creation of any lien, mortgage, pledge or other security interest on the assets of the Company securing indebtedness of any third party which is not for the benefit of the business carried on by the Company; and

          (e)  the commencement of a Bankruptcy by the Company.

        6.5.    Designation of Board Chairman; Appointment of the Managing Member.    The designation of the Board representative who will be the Board Chairman shall be made by Wynn so long as Wynn holds an Interest. If Wynn no longer holds an Interest, then the successor to Wynn's Interest (or if there is more than one successor, the successor designated by Wynn) shall designate the Board representative who will be the Board Chairman. If Wynn resigns as the Managing Member, Wynn shall appoint another Managing Member or another manager (who need not be a Member) to exercise all of the powers of the Managing Member hereunder.

        6.6.    Meetings of Members.    Meetings of the Members for any purpose may be called at any time by the Managing Member or by one or more Members holding in the aggregate more than a twenty-five percent (25%) Voting Interest. Except in special cases where other express provision is made by the NRS, written notice of each meeting, signed by the Managing Member or by a Member, shall be given to each Member. All notices shall be sent in accordance with Section 14.2 below to each Member not less than ten (10) nor more than sixty (60) calendar days before each meeting, and shall specify the place, date and time of such meeting, as well as the purpose or purposes for which the meeting is called.

        6.7.    Place of Meetings.    The meetings of the Members shall be held at the Records Office, unless the Managing Member calls the meeting and designates another location, which other location shall be designated in the notice of the meeting.

        6.8.    Adjourned Meetings And Notice Thereof.    Any Members' meeting, whether or not a quorum is present, may be adjourned from time to time by the vote of a Majority, present in person or represented by proxy, but in the absence of a quorum no other business may be transacted at any such meeting. Other than by announcement at the meeting at which such adjournment is taken, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting. However, when any Members' meeting is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting.

        6.9.    Waiver of Notice.    The transactions carried out at any meeting of the Members, however called and noticed or wherever held, shall be as valid as though had at a meeting regularly called and noticed if (a) all of the Members are present at the meeting, or (b) a quorum of the Members is present and if, either before or after the meeting, each of the Members not present signs a written waiver of notice or a consent to holding such meeting or an approval of the minutes thereof, which waiver, consent or approval shall be filed with the other records of the Company or made a part of the minutes of the meeting; provided, that no Member attending such a meeting without notice protests prior to the meeting or at its commencement that notice was not given to such Member.

        6.10.    Action By Written Consent.    Any action which may be taken at a meeting of Members may be taken by the Members without a meeting if authorized by the written consent of the requisite Voting Interests. Whenever action is taken by written consent, a meeting of Members need not be called nor notice of meeting given. The written consent may be executed in one or more counterparts and by facsimile, and each such consent so executed shall be deemed an original.

        6.11.    Telephonic Meetings.    Members may participate in a meeting of the Members by means of a telephone conference or similar method of communication by which all individuals participating in the meeting can hear each other. Participation in a meeting pursuant to this Section 6.11 constitutes presence in person at the meeting.

        6.12.    Quorum.    A Majority, represented in person or by proxy, shall constitute a quorum for the transaction of business.

ARTICLE VII.

TRANSFERS OF INTERESTS AND ADMISSION OF NEW MEMBERS

        7.1.    Resignation.    Subject to applicable law, a Member may not resign from the Company before the dissolution and winding up of the Company. No Member shall have any right to demand a return of that Member's Capital Contribution prior to dissolution of the Company.

        7.2.    Transfers of Interests.

          (a)  Shares may be Transferred only as provided in this Agreement and any attempt to Transfer other than as provided in this Agreement shall be null and void and of no effect whatsoever. If a Member Transfers any of its Common Shares to any Person pursuant to this Article VII, in addition to any other requirements under this Agreement, no such Transfer shall be effective unless and until the proposed transferee (i) notifies the Company in writing of such Transfer, and (ii) agrees in writing to be bound by the terms and provisions and to assume all obligations of the transferor and to be subject to all restrictions to which the transferor was and is subject under the Articles and this Agreement; provided, however, the admission of the transferee as a Member shall not release the transferor from liability to the Company under this section. Any new Member shall pay any reasonable expenses in connection with admission as such, including costs associated with any approval required by the Gaming Laws.

          (b)  Subject to Section 7.2(a) above, a Member may Transfer its Common Shares, or any part thereof, at any time to a Permitted Transferee, and shall not be required to comply with the procedures set forth in Section 7.4 or 7.6 in respect of such Transfers.

          (c)  Notwithstanding any other provision of this Agreement (except as expressly provided in Section 12.3), no Interest may be transferred to a Prohibited Transferee.

        7.3.    Admission of New Members.    Other than the admission of a new Member by the Managing Member pursuant to Section 8.2(l) or the admission of a successor to Wynn under Section 14.17, any Person who is not a Prohibited Transferee may be admitted to membership in the Company upon the consent of a Majority and such Person shall be issued such Shares for such consideration as the Managing Member shall determine, subject to the terms and conditions of this Agreement; provided, however, that any transferee who is a Permitted Transferee shall be admitted as a Member of the Company. A new Member shall not be admitted into the Company until the Capital Contribution required of such Person has been made, and such Person agrees in writing to be bound by the terms and provisions and to assume all obligations of and to be subject to all restrictions under the Articles and this Agreement. Upon admission the new Member shall have all rights and duties of a Member. The new Member must pay any reasonable expenses in connection with admission as a new Member, including costs associated with obtaining any approvals required by the Gaming Laws.

        7.4.    Right of First Refusal.

          (a)  Any Member (a "Transferor") who wishes to Transfer any or all of its Common Shares (the "Offered Shares") to any Person other than a Permitted Transferee and who receives a bona fide offer from any Person (the "Offeror") who is not a Prohibited Transferee for the purchase of all or any portion of such Member's Common Shares shall, prior to accepting such offer, provide written notice (the "Notice of Offer") thereof to each other Member holding Common Shares, which notice shall set forth the terms and conditions of the offer so received, including the purchase price and the identity of the Offeror. Following the delivery to the other Members of the Notice of Offer, each other Member may purchase that percentage of the Offered Shares which is equal to the Total Common Shares (excluding the Offered Shares) owned by each such Member ("Applicable Percentage") during a fifteen-day Refusal Period on the terms set forth in the Notice of Offer. To the extent any Member shall fail to purchase its Applicable Percentage prior to the expiration of the Refusal Period, the Accepting Members may purchase such Shares on a pro rata basis in proportion to the number of Common Shares owned by each of them (and the foregoing procedure shall be repeated in respect of any Shares not purchased until all Accepting Members have had an opportunity to purchase any remaining Shares).

          (b)  Subject to Section 7.2, if all or any of the Offered Shares shall remain unsold after completion of the procedures set forth in Sections 7.4(a), the Transferor may sell such remaining Offered Shares to the Offeror within six months of the completion of such procedures on terms no more favorable than those set forth in the Notice of Offer; provided that the Offeror is not a Prohibited Transferee. To the extent any of the Offered Shares are not sold in accordance with the foregoing, the Members shall continue to have a right of first refusal under this Section 7.4 with respect to any Transfers to any Person which are subsequently proposed by such Transferor.

          (c)  The closing of a purchase by a Member under this Section 7.4 shall occur within ten days after the end of the Refusal Period or at such later date when all approvals required by the Gaming Laws are obtained (such approvals to be obtained as soon as is reasonably practicable). At such closing the Transferor and the relevant Accepting Member (and any or all other Members, as may be required) shall execute an assignment and assumption agreement and any other instruments and documents as may be reasonably required by such Member to effectuate the transfer of such Shares free and clear of any liens, claims or encumbrances, other than as specifically permitted hereunder. Any Transfer to any Person which does not comply with the provisions of this Section 7.4, other than a Transfer expressly provided for in the other provisions of this Agreement, shall be null and void of no effect whatsoever.

        7.5.    Intentionally deleted.

        7.6.    Restrictions on Transfer of Ownership Interests in Members.

          (a)  Except for a Transfer to a Permitted Transferee, any Transfer or issuance of an ownership interest in any holder of Common Shares or in any entity that directly or indirectly owns a majority ownership interest in a holder of Common Shares (an "Upstream Ownership Interest") shall be prohibited unless in compliance with the procedures and requirements set forth in this Section 7.6.

          (b)  The Common Shares that would be indirectly transferred by the transfer of the Upstream Ownership Interest shall be referred to as the "Indirect Transfer Shares". If any holder of an Upstream Ownership Interest (an "Upstream Transferor") intends to Transfer all or any part of its Upstream Ownership Interest pursuant to a bona fide offer received from any Person, prior to accepting such offer the Upstream Transferor shall provide written notice thereof to the Company, which notice shall set forth the terms and conditions of the offer so received, including the purchase price and the identity of the Upstream Offeror. If the Upstream Transferor does not provide such notice, the Member holding the Indirect Transfer Shares shall provide such notice to the Company promptly upon learning that such transaction will occur or has occurred. Within 15 days following receipt of such notice by the Company, or if later, within 30 days of the Company learning that the Transfer of the Upstream Ownership Interest has occurred, the Managing Member may by notice to the Member holding the Indirect Transfer Shares elect to obtain an appraisal by an Independent Qualified Appraiser of the fair market value of the Indirect Transfer Shares. Within 15 days following receipt by the Company of the results of the appraisal, the Managing Member may elect by notice to the Member holding the Indirect Transfer Shares to have the Company purchase all or part of the Indirect Transfer Shares at a per share price equal to the fair market value of the Indirect Transfer Shares divided by the total number of the Indirect Transfer Shares. If the Company does not elect to purchase all of the Indirect Transfer Shares, the Company shall within the same period provide notice to each Member other than the Member holding the Indirect Transfer Shares of the number of Indirect Transfer Shares available for purchase and the per share price. Each such other Member may purchase the percentage of the Indirect Transfer Shares available for purchase equal to such holder's Percentage Interest (determined for this purpose by excluding the Indirect Transfer Shares) at the same per share price during a 15-day period following receipt of notice from the Company. To the extent Member shall determine not to purchase all the Indirect Transfer Shares available to that Member, the other Members exercising the right to purchase the Indirect Transfer Shares may purchase additional Indirect Transfer Shares on a pro rata basis in proportion to their Percentage Interests.

          (c)  The closing of a purchase of Indirect Transfer Shares by the Company or by a Member under this Section 7.6 shall occur within 10 days following the expiration of the last period during which the Company or a Member might elect to purchase any of the Indirect Transfer Shares, or at such later date when all approvals required by the Gaming Laws are obtained (such approvals to be obtained as soon as is reasonably practicable).

        7.7.    Further Restriction on Transfer of Interest.    In addition to the other restrictions set forth in this Agreement, no Member may Transfer all or any part of its Shares, if the Shares to be Transferred when added to the total of all other Shares Transferred in the preceding twelve months, would result in the termination of the Company under Code Section 708, if such termination will result in adverse tax consequences to the non-transferring Members.

        7.8.    Compliance with Gaming Laws.    Notwithstanding anything to the contrary set forth in this Agreement, if at any time the Company holds a Gaming License or is the holder of an interest or shares in an entity which holds a Gaming License, no Capital Contributions shall be made by any Person to or accepted by the Company or credited to the Capital Account of a Member, no Interest or

Shares shall be issued or transferred or Voting Interest or Percentage Interest adjusted, no Person shall be admitted as a Member, and no Upstream Ownership Interest shall be Transferred or issued, except in compliance with, and upon the receipt of all approvals, consents, licenses, permits, registrations and findings of suitability that may be required under, the provisions of applicable Gaming Laws.

        7.9.    Company's Option To Purchase Bankrupt Member's Interest.    Upon the institution of a Bankruptcy by or against a Member, the Company shall have the option (the "Purchase Option"), exercisable by written notice to all Members, within one hundred and twenty (120) days of the date the Bankruptcy petition is filed by or against the Bankrupt Member, to purchase the Bankrupt Member's Interest for a price agreed upon by the Members, not including the Bankrupt Member, on the one hand, and the Bankrupt Member, on the other hand, or if no price can be agreed upon, for the fair market value of such Interest at the time of such Bankruptcy as determined by an Independent Qualified Appraiser. If the Company elects to exercise the Purchase Option, it shall pay the agreed price or the fair market value of the Bankrupt Member's Interest to the Bankrupt Member, in cash or its equivalent, within such 120-day period. If the Company elects to not exercise the Purchase Option, the Company shall notify the Members including the Bankrupt Member of its decision in writing (the "Non-Exercise Notice"), within such 120-day period.

        7.10.    Members' Option to Purchase Bankrupt Member's Interest.    Upon the institution of a Bankruptcy by or against a Member, if the Company does not exercise the Purchase Option, the Members not including the Bankrupt Member shall have the right to purchase the Bankrupt Member's Interest for a price agreed upon by the Members, not including the Bankrupt Member, on the one hand, and the Bankrupt Member, on the other hand, or if no price can be agreed upon, for the fair market value of such Interest at the time of such Bankruptcy as determined by an Independent Qualified Appraiser. The Members wishing to purchase all or a part of the Interest of the Bankrupt Member (the "Purchasing Members") shall pay the agreed price or the fair market value of such Interest to the Bankrupt Member, in cash or its equivalent, by the earlier of (a) one hundred and twenty (120) days after the Company delivers the Non-Exercise Notice to the Members, and (b) two hundred and forty (240) days after the date the Bankruptcy petition is filed by or against the Bankrupt Member. Each Purchasing Member must notify the other Members of such Purchasing Member's desire to purchase all or a portion of the Bankrupt Member's Interest in writing by the earlier of (x) twenty (20) days after the Company delivers the Non-Exercise Notice to the Members, and (y) one hundred and forty (140) days after the date the Bankruptcy petition is filed by or against the Bankrupt Member. Unless they agree otherwise, if there is more than one Purchasing Member, each Purchasing Member may purchase the proportion of the Bankrupt Member's Interest that such Purchasing Member's Percentage Interest bears to the aggregate Percentage Interests of all Purchasing Members. If no remaining Member wishes to purchase the Bankrupt Member's Interest, or the Purchasing Members do not purchase the Bankrupt Member's Interest within the earlier of the time periods set forth above, then all rights to purchase the Bankrupt Member's Interest pursuant to this Section shall terminate.

ARTICLE VIII.

MANAGING MEMBER; BOARD OF MEMBER REPRESENTATIVES

        8.1.    Managing Member.    Except for matters expressly requiring the approval of the Members or the Board pursuant to this Agreement or the Act, the business and affairs of the Company shall be managed by the Managing Member, pursuant to this Article VIII. The Managing Member shall be responsible for and shall make any and all decisions relating to the operations of the Company and shall have general supervision, direction and control of the business of the Company and its employees. The Managing Member shall have all powers and duties necessary, advisable or convenient to administer and operate the business, conduct the affairs and pursue the objectives of the Company, and such other powers and duties as may be prescribed by the Members or implied by law. The Managing

Member shall have all powers and authority to conduct the business and affairs of the Company that are not expressly reserved under this Agreement to the Members or the Board, to the maximum extent permitted under applicable law. Wynn shall be the Managing Member, unless removed for Cause by a unanimous vote of the Members (including Wynn).

        8.2.    Certain Powers of the Managing Member.    Without limiting the generality of Section 8.1, the Managing Member shall have the power and authority, on behalf of the Company to:

          (a)  enter into, execute, deliver and commit to, or authorize any individual manager, officer or other Person to enter into, execute, deliver and commit to, or take any action pursuant to or in respect of any contract, agreement, instrument, deed, mortgage or obligation on behalf of the Company for any Company purpose;

          (b)  select and remove all officers, employees, agents, consultants and advisors of the Company, prescribe such powers and duties for them as may be consistent with law, the Articles and this Agreement and fix their compensation and terms of employment;

          (c)  employ accountants, legal counsel, agents or experts to perform services for the Company and to compensate them from Company funds;

          (d)  borrow money and incur indebtedness on behalf of the Company for the purposes of the Company, and to cause to be executed and delivered in the name of the Company, or to authorize any individual manager, officer or other Person to execute and deliver in the name of the Company, promissory notes, bonds, debentures, deeds of trust, pledges, hypothecations or other evidence of debt and security interests; and

          (e)  invest any funds of the Company in (by way of example but not limitation) time deposits, short-term governmental obligations, commercial paper or other investments;

          (f)    change the principal office and Records Office of the Company to other locations within Nevada and establish from time to time one or more subsidiary offices of the Company;

          (g)  attend, act and vote, or designate another officer or an agent of the Company to attend, act and vote, at any meetings of the owners of any entity in which the Company may own an interest or to take action by written consent in lieu thereof;

          (h)  execute (i) proxies and powers of attorney appointing other entities the agent of the Company, (ii) all checks, drafts, notes, bonds, bills of exchange, and orders for the payment of money of the Company, (iii) all deeds, mortgages and other written contracts, documents, instruments and agreements to which the Company shall be a party, and (iv) all assignments or endorsements of stock certificates, registered bonds or other securities owned by the Company;

          (i)    purchase the Aircraft at its original acquisition cost or make such other arrangement for the transfer of all or part of the Aircraft in a manner that, in the judgment of the Managing Member, will allow the continued operation of the aircraft under a charter certificate;

          (j)    pay or pre-pay all or part of the outstanding principal and interest under the loan from Deutsche Bank to the Company with the proceeds of Aruze's Capital Contribution;

          (k)  alter the organizational form of the Company (including by incorporating the Company or its businesses) to facilitate the financing or operation of the Company's business (including for the purpose of making a public offering of securities of the Company or its successor);

          (l)    admit additional investors as Members whose collective Interests may at the discretion of the Managing Member have a Percentage Interest and/or a Voting Interest of up to twenty percent (20%), and whose Percentage Interests and Voting Interests shall dilute and reduce the Percentage Interest and Voting Interest of Aruze and Wynn equally; such Interests shall be issued in exchange for such consideration and such other terms and conditions as the Managing Member shall determine, provided that none of the Common Shares comprising such Interests shall have rights or privileges superior to Aruze or Wynn; and

          (m)  do and perform all other acts as may be necessary or appropriate to the conduct of the Company's business.

        8.3.    Subsequent Capital Contributions; Pre-emptive Rights.

          (a)  The Managing Member may propose additional capital contributions to the Company by the Members in exchange for additional Common Shares (a "Subsequent Contribution"). The Managing Member shall determine whether such shares shall be designated as an additional class of shares, and shall determine the specific rights and preferences of such Shares. The proposal of a Subsequent Contribution shall be made by written notice to each of the Members at least thirty (30) days prior to the proposed date of such Subsequent Contribution, and shall include (i) the aggregate amount of the proposed contribution, and (ii) a description of the class designation, rights and preferences of the Shares proposed to be issued in exchange for the Subsequent Contribution.

          (b)  No member shall be required to participate in any Subsequent Contribution. Each of the Members shall have the right to contribute its pro rata portion of a Subsequent Contribution, based on such Member's Percentage Interest. Any Member exercising its right to contribute its pro rata portion shall inform the Managing Member by written notice at least fifteen (15) days prior to the proposed date of such Subsequent Contribution. If any Member does not provide such notice of its intent to contribute its pro rata portion, that Member shall have no further right to contribute its pro rata portion of the proposed Subsequent Contribution and the Managing Member may determine to obtain such portion of the Subsequent Contribution from other Members or from a new Member.

        8.4.    Approval of the Board.    Notwithstanding any other provision of this Agreement, the Managing Member shall not cause or commit the Company to do any of the following without approval of the Board:

          (a)  incur or refinance any indebtedness for money borrowed by the Company, whether secured or unsecured and including any indebtedness for money borrowed from a Member if, after such financing, the aggregate indebtedness of the Company would exceed $50,000,000; provided, however, no approval of the board shall be required with respect incurring or refinancing any indebtedness related to the development of a hotel-casino and related projects on the Real Property;

          (b)  sell any part of the assets of the Company in a single transaction in an amount exceeding $50,000,000;

          (c)  acquire a new location for the Company's business that requires construction of capital improvements in an amount in excess of $50,000,000;

          (d)  adopt any Project budget or, for the period between the date of this Agreement and the adoption of the first casino/hotel Project budget, any interim operating budget; or

          (e)  cause the Company to make a public offering of securities on such terms and at such time as the Board determines to be appropriate.

        8.5.    Number, Tenure, Election and Qualification.    (a) Subject to the remaining provisions of this Section 8.5, the Members shall appoint four (4) representatives to the Board as follows: (i) Wynn shall appoint two (2) representatives of the Board and (ii) Aruze shall appoint two (2) representatives of the Board. On the date hereof, the members of the Board shall be: Wynn and Elaine Wynn as Wynn appointees, and Okada and Sachio Togo as Aruze appointees. Each of Wynn and Aruze shall have the right to have one of the representatives of the Board appointed by it on any committee of the Board.

          (b)  The number of representatives comprising the Board may be expanded to six (6) or eight (8) members from time to time (without the need for an amendment of this Agreement) by the vote of a Majority, subject to the right of each of Wynn and Aruze to appoint an equal number of the additional representatives. Each representative serving on the Board shall hold office until such representative shall resign or until such representative is removed by the Member who appointed him or her or until the representative's successor shall be elected by the appointing Member. If any Person elected to serve as a representative is found to be an Unsuitable Person, such Person shall immediately be removed as a representative by the Members and shall thereupon automatically cease to be a representative.

          (c)  If at any time either Wynn or Aruze shall own less than a 40% Percentage Interest, Wynn or Aruze shall have the right to appoint one (1) less representative, and the number of representatives comprising the Board shall be reduced by a corresponding amount. If Wynn or Aruze shall at any time own less than a 20% Percentage Interest, the number of representatives comprising the Board shall be reduced by the number of representatives at that time appointed by Wynn or Aruze, and Wynn or Aruze shall no longer have the right to appoint any representatives. In computing Wynn's Percentage Interest for the purpose of this subsection 8.5(c), Wynn's Percentage Interest shall include all Common Shares held by (i) employees and consultants of the Company and its Affiliates and (ii) members of Wynn's immediate family.

        8.6.    Removal, Resignation and Vacancies.    Any Member appointing a representative may remove such representative, with or without cause. Any representative may resign at any time by giving written notice to the remaining representatives or, if no remaining representative, to the Members. Any such resignation shall take effect on the date of the receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Any vacancy in the office of any representative may be filled by the appointment of a successor representative by the Member that appointed such representative and such successor shall hold the office until such representative resigns or is removed or otherwise disqualified to serve.

        8.7.    Meetings of the Board.

          (a)    Frequency and Content.    The Board shall meet no less frequently than monthly. Each meeting of the Board shall include without limitation a review of the Company's financial statements and business plan, including any Project pro-formas, and a report of all actions taken since the last Board meeting by the Managing Member under the authority of Subsections 8.2(a), (d), (e), (i), (j), (k), and (l) of this Agreement.

          (b)    Place of Meetings.    The meetings of the Board shall be held at the Records Office, unless the Managing Member noticing the meeting designates another convenient location in the notice of the meeting.

          (c)    Notice.    Meetings of the Board for any purpose may be called at any time by the Managing Member or a representative. Written notice of the meeting shall be personally delivered to each representative by hand to such representative's last known address as it is shown on the records of the Company, or personally communicated to each representative by the Managing Member or officer of the Company by telephone, telegraph or facsimile transmission, at least forty-eight (48) hours prior to the meeting. All meeting notices shall specify the place, date and time of the meeting, as well as the purpose or purposes for which the meeting is called.

          (d)    Waiver of Notice.    The transactions carried out at any meeting of the Board, however called and noticed or wherever held, shall be as valid as though had at a meeting regularly called and noticed if (a) all of the representatives are present at the meeting, or (b) a quorum of the representatives is present and if, either before or after the meeting, each of the representatives not present signs a written waiver of notice or a consent to holding such meeting or an approval of the minutes thereof, which waiver, consent or approval shall be filed with the other records of the Company or made a part of the minutes of the meeting, provided that no representative attending such a meeting without notice protests prior to the meeting or at its commencement that notice was not given to such representative.

          (e)    Quorum and Action of the Board.    One representative shall be designated pursuant to Section 6.5 as the "Board Chairman." Two representatives one of which is designated as the Board Chairman, or all of the representatives, present in person or by proxy, shall constitute a quorum for the transaction of business, and the action of a majority of the representatives present at any meeting at which there is a quorum, when duly assembled, is valid. In the event of any deadlock among the members of the Board on any matter before the Board, the representative designated as the Board Chairman shall decide the matter before the Board. A meeting at which a quorum is initially present may continue to transact business, notwithstanding the withdrawal from the meeting of any representative, if any action taken is approved by a majority of the required quorum at such meeting.

          (f)    Action by Written Consent.    Any action which may be taken by the Board at a meeting may be taken without a meeting if authorized by the written consent of all, and not less than all, of the representatives. Whenever action is taken by written consent, a meeting of the Board need not be called or notice given. The written consent may be executed in one or more counterparts and by facsimile, and each such consent so executed shall be deemed an original. All written consents shall be filed with the other records of the Company.

          (g)    Telephonic Meetings.    Representatives may participate in a meeting of the Board by means of a telephone conference or similar method of communication by which all individuals participating in the meeting can hear each other. Participation in a meeting pursuant to this Section 8.7 constitutes presence in person at the meeting.

        8.8.    Appointment of Officers.    Subject to the Gaming Laws, if applicable, the Managing Member may from time to time appoint any individuals as officers, with such duties, authorities, responsibilities and titles as the Board may deem appropriate. Such officers shall serve until their successors are duly appointed by the Managing Member or until their earlier removal or resignation and any officer appointed by the Managing Member may be removed at any time by the Board and any vacancy in any office shall be filled by the Board. If any Person elected to serve as an officer is found to be an Unsuitable Person, the Managing Member shall immediately remove such Person as an officer and such officer shall thereupon automatically cease to be an officer.

        8.9.    Compensation of the Managing Member.    As compensation for his duties as the Managing Member, and not as an allocation of profits or a distribution with respect to any Interest held by the Managing Member, the Company shall pay to the Managing Member such salary and other benefits as shall be approved from time to time by the Board.

        8.10.    Expense Reimbursements.    The Company shall reimburse the Managing Member for all expenses reasonably incurred on behalf of the Company or in connection with the performance of such Managing Member's obligations hereunder.

        8.11.    Public Offering Vehicle.    If the Managing Member determines to alter the organizational form of the Company after Board approves to create a public financing vehicle to facilitate the financing or operation of the Company's business (including for the purpose of making a public offering of securities of the Company)

ARTICLE IX.

ACCOUNTING, RECORDS AND BANK ACCOUNTS

        9.1.    Records and Accounting.    The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with the accounting methods selected by the Managing Member. The books and records of the Company shall reflect all Company transactions and shall be appropriate and adequate for the Company's business.

        9.2.    Access to Accounting Records.    All accounting books and records of the Company, including files, tax returns and information, shall be maintained at an office of the Company or at the Records Office. Each Member, and his, her or its duly authorized representative, agent or attorney, upon written demand providing at least five (5) days notice, shall have access to such books and records and the right to inspect, examine and copy them (at such Member's expense) at reasonable times during normal business hours as determined by the Managing Member. Each Member agrees that such accounting information is and shall remain confidential. The rights authorized by this Section may be denied to a Member upon such Member's refusal to furnish the Company an affidavit that such inspection, extracts or audit is not desired for any purpose not related to his, her or its Interest in the Company as a Member.

        9.3.    Annual Tax Information.    The Managing Member shall use reasonable efforts to cause the Company to deliver to each Member within ninety (90) days after the end of each taxable year, or as soon as practicable thereafter, information necessary for the preparation of such Member's federal income tax return as well as annual audited financial statements of the Company. Federal, state and local tax returns of the Company shall be prepared or caused to be prepared and filed in a timely manner by the Managing Member.

        9.4.    Bank Accounts.    From time to time, the Managing Member or such Persons as the Managing Member may designate shall (a) establish and maintain one or more bank accounts, (b) rent safety deposit boxes or vaults, (c) sign checks, written directions or other instruments to withdraw all or any part of the funds belonging to the Company and on deposit in any savings account or checking account, (d) negotiate and purchase certificates of deposit, (e) obtain access to the Company safety deposit box or boxes, and, (e) generally, sign such forms on behalf of the Company as may be required to conduct the banking activities of the Company.

        9.5.    Funds of the Company.    The Managing Member shall have responsibility for the safekeeping and use of all funds of the Company, whether or not in their immediate possession or control. The funds of the Company shall not be commingled with the funds of any other Person and the Managing Member shall not employ, or permit any other Person to employ, such funds in any manner except for the benefit of the Company.

        9.6.    Tax Matters.    Wynn shall be the "Tax Matters Partner" (as that term is defined in Section 6231 of the Code) and shall represent the Company in connection with all tax examinations and proceedings and oversee the Company's tax affairs in the best interests of the Company. The Members agree to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably required by the Tax Matters Partner in connection with any such examinations or proceedings. The Managing Member may from time to time designate any other Member to serve as "Tax Matters Partner".

        9.7.    Tax Elections.    The Managing Member may, in its discretion, determine whether or not to make any available elections pursuant to the Code.

        9.9    Taxation as a Partnership.    The Company shall be treated as a partnership for United States federal tax purposes and each Member agrees not to take any action inconsistent with the Company's classification as a partnership for United States federal, state or local tax purposes.

ARTICLE X.

DISSOLUTION OF THE COMPANY AND TERMINATION OF A MEMBER'S INTEREST

        10.1.    Dissolution.    The Company shall be dissolved and its affairs wound up upon the decision of the Managing Member and the approval of a Majority pursuant to Section 6.4, in which event the Managing Member shall proceed with reasonable promptness to liquidate the Company.

        10.2.    Distribution on Dissolution and Liquidation.    In the event of the dissolution of the Company for any reason (including the Company's liquidation within the meaning of Treasury Regulation 1.704-1(b)(2)(ii)(g)), the business of the Company shall be continued to the extent necessary to allow an orderly winding up of its affairs, including the liquidation and termination of the Company pursuant to the provisions of this Section 10.2, as promptly as practicable thereafter, and each of the following shall be accomplished:

          (a)  The Managing Member shall elect or appoint a liquidator (who may be the same Person as the Managing Member).

          (b)  The liquidator shall cause to be prepared a statement setting forth the Property and liabilities of the Company as of the date of dissolution, a copy of which statement shall be furnished to the Members.

          (c)  The Property shall be sold or otherwise liquidated by the liquidator as promptly as possible, but in an orderly and businesslike manner; the liquidator may, in the exercise of its business judgment, determine not to sell all or any portion of the Property, in which event such Property shall be distributed in kind based upon the fair market value as of the date of such distribution.

          (d)  Any Profits or Losses realized by the Company upon the sale of its Property shall be recognized and allocated to the Members in the manner set forth in Article IV (to the extent an asset is to be distributed in kind, such asset shall be deemed to have been sold at its fair market value on the date of distribution, the Profits or Losses deemed recognized upon such deemed sale shall be allocated in accordance with Article IV and the amount of the distribution shall be considered to be such fair market value of the asset as of the date of dissolution, which fair market value shall be determined by Independent Qualified Appraiser or by agreement of a Majority).

          (e)  The proceeds of sale and all other Property of the Company shall be applied and distributed as follows and in the following order of priority:

            (i)    to the expenses of liquidation;

            (ii)  to the payment of the debts and liabilities of the Company (including loans from Members);

            (iii)  to the setting up of any reserves which the liquidator shall determine to be reasonably necessary for contingent, unliquidated or unforeseen liabilities or obligations of the Company or the Members arising out of or in connection with the Company. Such reserves shall be held by the liquidator or paid over to a bank or title company selected by it, to be held by such bank or title company as escrow holder or liquidator for the purposes of disbursing such reserves to satisfy the liabilities and obligations described above; and

            (iv)  the balance (including amounts released from any unnecessary reserves set up pursuant to Section 10.2(e)(iii)), if any, after giving effect to all contributions, distributions and allocations of Profits and Losses for all periods, to the Members, pro rata in proportion to their positive Capital Account balances.

          (f)    Notwithstanding anything to the contrary in this Agreement, upon a liquidation within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations, if any Member has an Adjusted Capital Account Deficit (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all Fiscal Years, including the year during which such liquidation occurs), such Member shall have no obligation to make any Capital Contribution, and the negative balance of such Member's Capital Account shall not be considered a debt owed by such Member to the Company or to any other Person for any purpose whatsoever;

          (g)  Upon completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed terminated.

          (h)  The Managing Member shall comply with any applicable requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

        10.3.    Subordination to Creditors.    Each Member understands and agrees that by accepting the provisions of Section 10.2 setting forth the priority of the distribution of assets of the Company to be made upon a liquidation, such Member expressly waives any right which it, as a creditor of the Company, might otherwise have to receive distributions of assets pari passu with the other creditors of the Company in connection with a distribution of assets of the Company in satisfaction of any liability of the Company, and hereby subordinates to said creditors any such right.

        10.4.    Return of Contribution Nonrecourse to Other Members.    Except as provided by law or as expressly provided in this Agreement, upon dissolution, each Member shall look solely to the assets of the Company for the return of its Capital Contribution. If the Property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the cash contribution or Capital Account balance of one or more Members, such Members shall have no recourse against any other Member.

        10.5.    Offset for Damages.    The Company may offset damages for breach of this Agreement by any Member whose interest is liquidated (either upon the withdrawal of the Member or the liquidation of the Company) against the amount otherwise distributable to such Member.

ARTICLE XI.

LIABILITY, EXCULPATION AND INDEMNIFICATION

        11.1.    Exculpation.

          (a)  No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, the Members, the Board or an authorized officer or employee of the Company, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person's intentional misconduct, fraud or a knowing violation of the law, which was material to the cause of action.

          (b)  A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person's professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses or any other facts pertinent to the existence and amount of assets from which distributions to the Members might properly be paid.

        11.2.    Fiduciary Duty.    To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to the Members, then, to the fullest extent permitted by applicable law, a Covered Person acting under this Agreement shall not be liable to the Company or to the Members for its good faith acts or omissions in reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, shall replace such other duties and liabilities of such Covered Person.

        11.3.    Indemnity.    The Company does hereby indemnify and hold harmless any Covered Person to the fullest extent permitted by NRS Sections 86.411, 86.421, 86.431, 86.441, and 86.451.

        11.4.    Determination of Right to Indemnification.    Any indemnification under Section 11.3, unless ordered by a court or advanced pursuant to Section 11.5 below, shall be made by the Company only as authorized in the specific case upon a determination by the Managing Member that indemnification of the Covered Person is proper in the circumstances; provided however, if Managing Member is the Person being indemnified, the such determination shall be made by the Board. If the Managing Member serves as a member of the Board or as the Board Chairman, the Managing Member may act in such roles in determining whether indemnification of the Managing Member is proper in the circumstances.

        11.5.    Advance Payment of Expenses.    The expenses of any Member or manager incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the Member or the manager to repay the amount if it is ultimately determined by a court of competent jurisdiction that the Member or the manager is not entitled to be indemnified by the Company. The provisions of this subsection do not affect any rights to advancement of expenses to which personnel of the Company other than the Members or the managers may be entitled under any contract or otherwise by law.

        11.6.    Assets of the Company.    Any indemnification under this Article XI shall be satisfied solely out of the assets of the Company. No debt shall be incurred by the Company or the Members in order to provide a source of funds for any indemnity, and the Members shall not have any liability (or any liability to make any additional Capital Contribution) on account thereof.

        11.7.    Violation of this Agreement.    Any Member who commits fraud or otherwise violates any of the terms, conditions and provisions of this Agreement will keep and save harmless the Property and the Company, and will indemnify the Company and the other Members from any and all claims, demands and actions of every kind and nature whatsoever which may arise out of or by reason of such fraud or violation.

        11.8    Notice and Reporting of Litigation.    The Managing Member shall provide notice to the other Members within forty-eight (48) hours after Material Litigation is commenced by or against the Company. The Managing Member also shall cause the Company to prepare and issue monthly to the Members a status report on all Material Litigation. For the purpose of this Section 11.8, the term "Material Litigation" means litigation other than routine collection, premises liability and employment matters.

ARTICLE XII.

GAMING MATTERS

        12.1.    Licensing.    At such time that the Company holds a Gaming License or is the holder of an interest or shares in an entity which holds a Gaming License, the Members and their Affiliates will be subject to the Gaming Laws and to the licensing and regulatory control of the Gaming Authorities. Each record owner of any Share must comply with all applicable Gaming Laws. Each Member acknowledges that, in order for the Company to carry on its business or to own an interest in an entity which conducts a gaming business, each Member, its Affiliates, and such Member's and its Affiliates'

respective shareholders, partners, members, directors, managers and officers ("Related Parties") may be required to submit personal history and financial information to, and be licensed or found suitable by, the Gaming Authorities. If required by any Gaming Authority, each Member shall and shall cause its respective Related Parties to, promptly submit such personal history and financial history, cooperate in any investigation and diligently seek a finding of suitability. Each Member shall be responsible for paying or causing to be paid all of its and its Related Parties costs and expenses in connection with obtaining, attempting to obtain or retaining a Gaming License.

        12.2.    Institutional Investor Waiver.    If at any time the Company registers pursuant to Section 12(g) of the Exchange Act, any Person who acquires more than 5% of the Total Common Shares shall promptly report the acquisition to the Nevada Gaming Commission in a filing prepared in accordance with applicable Gaming Laws, and beneficial owners of more than 10% of the Total Common Shares must apply to the Nevada Gaming Commission for a finding of suitability within 30 days after the Chairman of the Nevada State Gaming Control Board mails written notice requiring such filing. Notwithstanding the foregoing, any Member who (i) acquires more than 10% but not more than 15% of the Total Common Shares, (ii) holds such Shares for investment purposes only, and (iii) qualifies as an "Institutional Investor" as such term is defined in the Gaming Laws, may apply to the Nevada Gaming Commission for a waiver of such finding of suitability and need not apply for such finding of suitability if such waiver is granted.

        12.3.    Gaming Problem.    In the event the Managing Member or Board shall determine that a Gaming Problem exists, then the Company shall provide written notice to the applicable Member of the Company, requesting that such Person immediately eliminate the Gaming Problem; and

          (a)  (i) if the Gaming Problem is caused by a manager, director, officer, or trustee of such Member or by a representative of the Company appointed by such Member, and if the Managing Member determines in his discretion that no other satisfactory solution is available, the Member shall terminate the employment of such Person and remove him or her from his position as such, and (ii) if the Gaming Problem is caused by a member, shareholder, partner or beneficiary of such Member, and if the Managing Member determines in his discretion that no other satisfactory solution is available, such Member may purchase such Person's ownership or other interest in such Member or otherwise cause such Person to divest itself of its interest; or

          (b)  after providing the applicable Member with 30 days to eliminate the Gaming Problem, the Company shall redeem or have another Person or Persons purchase all of the Shares held or owned by such Member at a redemption price equal to (i) the price dictated by the applicable Gaming Laws, or (ii) if the price is not dictated by the applicable Gaming Laws, the fair market value of such Shares, as (A) negotiated by the Company and the applicable Member, or (B) if the price cannot be negotiated, then the price determined by an Independent Qualified Appraiser. Subject to the applicable Gaming Laws, the foregoing right of redemption shall be exercised upon 20 days' prior written notice to the applicable Member. On and after the date set forth in such notice as the date of redemption, all rights of such Member as a Member of the Company shall cease and terminate and such Member's Shares shall no longer be deemed outstanding. If a Member is obligated under this Section 12.3 to sell its Interest, the Managing Member may in its sole discretion allow such Member to sell some or all of its Shares to a Person who is a Prohibited Transferee because such Person is an owner, operator, or manager of, or Person primarily engaged in the business of owning or operating, a hotel, casino, or an internet gaming site.

ARTICLE XIII.

NON-COMPETE

        13.1.    Aruze Non-Compete.    So long as Aruze is a Member of the Company, Aruze, Aruze Parent, and Kazuo Okada agree that, other than through the Company, Worldwide Wynn and their Affiliates,

Aruze, Aruze Parent, and Kazuo Okada shall not without Wynn's consent, directly or indirectly, engage in the development of or own, operate, lease, manage, control or invest in, act as consultant or advisor to or otherwise assist any Person that engages in (a) casino operations in Clark County, Nevada, or (b) Internet gaming anywhere in the world; provided, however, that either Aruze Parent or Okada may operate a business offering Internet gaming if the forms of gaming offered by such business are restricted to games derived from pachinko or pachi-slot machines or other games not authorized for manufacture or distribution in the State of Nevada.

        13.2.    Wynn Non-Compete.    So long as Wynn maintains a Percentage Interest equal to or greater than fifty (50) percent, Wynn agrees that, other than through the Company, Worldwide Wynn and their Affiliates, Wynn shall not, directly or indirectly, engage in the development of or own, operate, lease, manage, control or invest in, act as consultant or advisor to or otherwise assist any Person that engages in gaming operations any where in the world.

        13.3.    Reasonable Terms.    The Members acknowledge and agree that the covenants in this Article XIII are reasonable in geographical and temporal scope and in all other respects and that the other Member would not have entered into this Agreement but for these covenants. If, at the time of enforcement of this Article, a court shall hold that the duration, scope or area restrictions herein are unreasonable under the circumstances then existing, the Members agree that the maximum duration, scope or area restrictions reasonable under the circumstances shall be substituted for the stated duration, scope or area.

ARTICLE XIV.

MISCELLANEOUS PROVISIONS

        14.1.    Securities under the UCC.    If the Managing Member determines it to be necessary or advisable, the Shares in the Company shall be deemed securities governed by Article 8 of the Uniform Commercial Code in effect on this date in the State of Nevada and any certificates issued to evidence the Shares shall bear a legend to that effect.

        14.2.    Notices.    All notices to be given hereunder shall be in writing and shall be addressed to the party at such party's last known address or facsimile number appearing on the books of the Company. If no such address or facsimile number has been provided, it will be sufficient to address any notice (or fax any notice that may be faxed) to such party at the Records Office of the Company. Notice shall, for all purposes, be deemed given and received, (a) if hand-delivered, when the notice is received, (b) if sent within the United States by United States mail (which must be by first-class mail with postage charges prepaid), three (3) days after it is posted with the United States Postal Service, (c) if sent by a nationally or internationally recognized delivery service, when the notice is received, or (d) if sent by facsimile, when the facsimile is transmitted and confirmation of complete receipt is received by the transmitting party during normal business hours. If any notice is sent by facsimile, the transmitting party shall send a duplicate copy of the notice to the parties to whom it is faxed by regular mail. If notice is tendered and is refused by the intended recipient, the notice shall nonetheless be considered to have been given and shall be effective as of the date of such refusal. The contrary notwithstanding, any notice given in a manner other than that provided in this Section that is actually received by the intended recipient shall be deemed an effective delivery of such notice. Any party may, at any time, by giving ten (10) days written notice to the Managing Member of the Company, designate a new address for the giving of notice to such party.

        14.3.    Insurance.    The Company may carry insurance in such amounts, types and forms as deemed appropriate by the Managing Member.

        14.4.    Ownership Certificates.    The Company may issue an ownership certificate to each Member to represent such Member's Shares in the Company upon execution of this Agreement, the payment of the required Capital Contributions by such Member, and the execution of a subscription agreement if requested by the Company. Each ownership certificate shall be endorsed and affixed with the following legends:

  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, 15 U.S.C. 15b ET SEQ., AS AMENDED (THE "FEDERAL ACT"), OR REGISTERED WITH OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE (THE "STATE ACTS"), IN RELIANCE UPON ONE OR MORE EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE FEDERAL ACT AND THE STATE ACTS. NO SALE OR OTHER TRANSFER OF THESE SECURITIES OR ANY INTEREST THEREIN TO, OR RECEIPT OF ANY CONSIDERATION THEREFOR, MAY BE MADE IF THE PROPOSED SALE OR OTHER TRANSFER OF THESE SECURITIES AFFECTS THE AVAILABILITY TO THE COMPANY OF SUCH EXEMPTIONS FROM REGISTRATION AND QUALIFICATION, AND ANY SUCH PROPOSED SALE OR OTHER TRANSFER MUST BE IN COMPLIANCE WITH ALL APPLICABLE FEDERAL AND STATE SECURITIES LAWS. THEREFORE, MEMBERS MAY NOT BE ABLE TO LIQUIDATE THEIR INVESTMENTS AND THESE SECURITIES MAY NOT BE READILY ACCEPTED AS COLLATERAL FOR A LOAN.

  THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THAT CERTAIN OPERATING AGREEMENT OF THE COMPANY, DATED AS OF            , 2000, BY AND AMONG THE COMPANY AND THE HOLDER OF THIS CERTIFICATE, AND THE RESTRICTIONS ON TRANSFER, THE VOTING RIGHTS OF THE MEMBERS, AND THE OTHER AGREEMENTS SET FORTH THEREIN.

The Company shall issue a new ownership certificate in place of any previously issued if the record holder of the certificate (a) presents proof by affidavit, in form and substance satisfactory to the Managing Member, that a previously issued ownership certificate has been lost, destroyed or stolen, or (b) if requested by the Managing Member, delivers to the Company a bond, in form and substance reasonably satisfactory to the Managing Member, with such surety or sureties and with fixed or open penalty as the Managing Member may direct in its reasonable discretion, to indemnify the Company against any claim that may be made on account of the alleged loss, destruction or theft of the ownership certificate. If a Member fails to notify the Company within a reasonable time after it has knowledge of the loss, destruction or theft of an ownership certificate, and a transfer of the Shares represented by that ownership certificate is registered before receiving such notification, the Company shall have no liability with respect to any claim against the Company for such transfer or for the issuance of a new ownership certificate consistent with such registration.

        14.5.    Complete Agreement.    This Agreement, together with the Articles to the extent referenced herein, constitute the complete and exclusive agreement and understanding of the Members with respect to the subject matter contained herein. This Agreement and the Articles replace and supersede all prior agreements, negotiations, statements, memoranda and understandings, whether written or oral, by and among the Members or any of them.

        14.6.    Amendments.    Any amendment to this Agreement shall be adopted and be effective as an amendment hereto only upon the approval of the Board; provided, however, that the Managing Member may unilaterally adopt an amendment to this Agreement that does not have a disproportionate adverse effect on the Voting Interest or Percentage Interest of any Member.

        14.7.    Applicable Law; Jurisdiction.    This Agreement is made and entered into in Las Vegas, Nevada, and the rights and obligations of the parties hereto, shall be interpreted and enforced in accordance with and governed by the laws of the State of Nevada without regard to the conflict laws of that State. Each Member consents to the jurisdiction of the courts of the state of Nevada in the event any action is brought for declaratory relief or enforcement of any of the terms and provisions of this Agreement.

        14.8.    Interpretation.    The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provisions contained herein. In the interpretation of this Agreement, the singular may be read as the plural, and vice versa, the neuter gender as the masculine or feminine, and vice versa, and the future tense as the past or present, and vice versa, all interchangeably as the context may require in order to fully effectuate the intent of the parties and the transactions contemplated herein. Syntax shall yield to the substance of the terms and provisions hereof.

        14.9.    Counterparts.    This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument, and it shall be sufficient for each party to have executed at least one, but not necessarily the same, counterpart.

        14.10.    Facsimile Copies.    Facsimile copies of this Agreement or of any counterpart, and facsimile signatures hereon or on any counterpart, shall have the same force and effect as originals.

        14.11.    Severability.    If any provision of this Agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void, illegal or unenforceable to any extent, that provision shall be deemed severable and the remainder of this Agreement, and all applications thereof, shall not be affected, impaired or invalidated thereby, and shall continue in full force and effect to the fullest extent permitted by law.

        14.12.    Waivers.    No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, and no waiver shall be binding unless evidenced by an instrument in writing and executed by the party making the waiver.

        14.13.    No Third Party Beneficiaries.    This Agreement is made solely among and for the benefit of the Members and their respective successors and assigns, and no other Person shall have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

        14.14.    Disclaimers.    Each Member hereby acknowledges and represents that such Member is familiar with the proposed activities of the Company and has the knowledge and experience necessary to evaluate this particular investment, and has read and understands each and every provision in this Agreement. Such Member recognizes that an investment in the Company involves certain risks, and such Member understands all of the risk factors related to the purchase of an Interest in the Company. Such Member is aware that the Company has no financial or operating history.

        14.15.    Investment Representation.    Each Member hereby represents and warrants to, and agrees with, the other Members and the Company that he is acquiring the Interest for investment purposes for such Member's own account only and not with a view to or for sale in connection with distribution of all or any part of the Interest. No other Person will have any direct or indirect beneficial interest in or right to the Interest.

        14.16.    Securities Law Qualification.    THE SECURITIES REPRESENTED BY THIS DOCUMENT HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, 15 U.S.C. ' 15b ET SEQ., AS AMENDED (THE "FEDERAL ACT"), OR REGISTERED WITH OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE (THE "STATE ACTS"), IN RELIANCE UPON ONE OR MORE EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE FEDERAL ACT AND THE STATE ACTS. NO SALE OR OTHER TRANSFER OF THESE SECURITIES OR

ANY INTEREST THEREIN TO, OR RECEIPT OF ANY CONSIDERATION THEREFOR, MAY BE MADE IF THE PROPOSED SALE OR OTHER TRANSFER OF THESE SECURITIES AFFECTS THE AVAILABILITY TO THE COMPANY OF SUCH EXEMPTIONS FROM REGISTRATION AND QUALIFICATION, AND ANY SUCH PROPOSED SALE OR OTHER TRANSFER MUST BE IN COMPLIANCE WITH ALL APPLICABLE FEDERAL AND STATE SECURITIES LAWS. THEREFORE, MEMBERS MAY NOT BE ABLE TO LIQUIDATE THEIR INVESTMENTS AND THESE SECURITIES MAY NOT BE READILY ACCEPTED AS COLLATERAL FOR A LOAN.

        14.17.    Successors of Wynn.    In the event of the death of Wynn, Wynn's heirs or other successors (including any executor of Wynn's estate or the trustee of any trust that holds Wynn's Interest) shall be admitted as a Member or Members, and shall exercise the powers granted to Wynn hereunder to appoint the Board Chairman and the Managing Member.

        14.18.    Attorneys' Fees.    If any litigation is commenced (including any proceedings in a bankruptcy court) between the parties hereto or their representatives concerning any provision of this Agreement or the rights and duties of any Person hereunder, solely as between the parties hereto or their successors, the party or parties prevailing in such proceeding shall be entitled to recover from the non-prevailing party or parties the reasonable attorneys' fees and expenses of counsel and court costs incurred by reason of such litigation.

        IN WITNESS WHEREOF, this Agreement was executed as of the date first-above written.

ARUZE USA, INC.
/s/ Stephen A. Wynn Stephen A. Wynn	By:	/s/ Kazuo Okada
Its:

SCHEDULE I

Members	Address	Capital Accounts (immediately after reimbursement distributions to Wynn pursuant to Section 5.2)	Common Shares
Stephen A. Wynn		$292,340,625	100,000
Aruze USA, Inc.		$260,000,000	100,000

SCHEDULE II

        Desert Inn Country Club Estates Lots Owned Directly by Valvino Lamore, LLC:

    APN 162-16-510-024
    APN 162-16-510-029
    APN 162-16-510-031
    APN 162-16-610-029
    APN 162-16-610-022
    APN 162-16-610-021
    APN 162-16-610-018
    APN 162-16-610-017
    APN 162-16-610-015
    APN 162-16-610-014
    APN 162-16-610-013
    APN 162-16-610-012
    APN 162-16-610-011
    APN 162-16-610-009
    APN 162-16-610-008
    APN 162-16-611-014
    APN 162-16-611-013
    APN 162-16-611-012
    APN 162-16-611-011
    APN 162-16-611-010
    APN 162-16-611-008
    APN 162-16-611-007
    APN 162-16-611-004
    APN 162-16-611-003
    APN 162-16-611-001

        Other Real Property Owned Directly by Valvino Lamore, LLC:

    APN 162-09-406-001
    APN 162-09-406-002
    APN 162-09-406-003
    APN 162-09-406-004
    APN 162-09-406-005
    APN 162-09-406-006
    APN 162-09-406-007
    APN 162-16-102-001
    APN 162-16-102-002
    APN 162-16-102-003
    APN 162-16-201-001
    APN 162-16-201-002
    APN 162-16-203-001
    APN 162-16-203-002
    APN 162-16-203-003
    APN 162-16-210-001
    APN 162-16-210-002
    APN 162-16-210-003
    APN 162-16-210-007
    APN 162-16-501-001
    APN 162-16-501-002

    APN 162-16-601-001
    APN 162-16-601-002
    APN 162-16-610-001
    APN 162-16-610-002
    APN 162-16-610-003
    APN 162-16-611-015

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Exhibit 10.33
R E C I T A L S
ARTICLE I. DEFINITIONS
ARTICLE II. INTRODUCTORY MATTERS
ARTICLE III. INTERESTS AND CAPITAL ACCOUNTS
ARTICLE IV. ALLOCATIONS OF PROFITS AND LOSSES
ARTICLE V. DISTRIBUTIONS
ARTICLE VI. MEMBERS
ARTICLE VII. TRANSFERS OF INTERESTS AND ADMISSION OF NEW MEMBERS
ARTICLE VIII. MANAGING MEMBER; BOARD OF MEMBER REPRESENTATIVES
ARTICLE IX. ACCOUNTING, RECORDS AND BANK ACCOUNTS
ARTICLE X. DISSOLUTION OF THE COMPANY AND TERMINATION OF A MEMBER'S INTEREST
ARTICLE XI. LIABILITY, EXCULPATION AND INDEMNIFICATION
ARTICLE XII. GAMING MATTERS
ARTICLE XIII. NON-COMPETE
ARTICLE XIV. MISCELLANEOUS PROVISIONS
SCHEDULE I
SCHEDULE II